BURKE SHIRE COMMONS

BURKE, VA

360 Apartment Homes

FIRST QUARTER 2021

EARNINGS RELEASE AND SUPPLEMENTAL INFORMATION

AIR

COMMUNITIES

Page
2	Earnings Release

13	Consolidated Statements of Operations

15	Consolidated Balance Sheets

16	Schedule 1 – Funds From Operations Reconciliation

17	Schedule 2 – Funds From Operations Information

19	Schedule 3 – Property Net Operating Income

20	Schedule 4 – Apartment Home Summary

21	Schedule 5 – Capitalization and Financial Metrics

24	Schedule 6 – Same Store Operating Results

27	Schedule 7 – Portfolio Data by Market

28	Schedule 8 – Apartment Community Disposition and Acquisition Activity

29	Schedule 9 – Apartment Community Capital Additions Information

30	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

AIR Reports First Quarter 2021 Results

Denver, Colorado, April 29, 2021 – Apartment Income REIT Corp (“AIR”) (NYSE: AIRC) announced today first quarter results for 2021.

Chief Executive Officer Terry Considine comments: “2021 is off to a solid start with first quarter operating results coming in ahead of expectations. The combination of AIR’s best-in-class operating platform and a recovering economy allowed us to rebuild occupancy and raise rents while maintaining our focus on customer selection and customer quality.”

“Our five healthiest markets, representing half of AIR’s revenue, have fully recovered from the disruptions of 2020, as evidenced by almost 97% occupancy and asking rents that are 3% above their pre-COVID peaks. In our more challenged markets, Los Angeles, Philadelphia, and the Bay Area, we see positive momentum with improving occupancy, leasing pace, and pricing.”

“We approach peak-leasing season with increased optimism that the worst of COVID is behind us and with the expectation that the economic recovery will carry on into 2022.”

“We continue to execute on the plan and promise of AIR to be the best way to own multi-family properties. Many of our primary objectives are complete, including best in class property operations and G&A relative to gross asset value that is the lowest in the sector. We have made substantial progress on other objectives, such as lowering leverage and improving the cost of equity capital. The recent issuance of $342 million in equity was a strong validation of AIR’s business strategy.”

Chief Financial Officer Paul Beldin adds: “First quarter FFO per share of $0.50 was $0.01 above the high-end of our guidance range due to higher property NOI and lower offsite and interest costs. In operations, Same Store revenue grew sequentially by 1.5% and our peer leading margins improved by 80 basis points.”

“Our leading indicators point to a building recovery; blended signed lease rates turned positive in March, a thousand basis point improvement from September. Occupancy improved sequentially by 110 basis points to 95.5%, and we remain on track to end 2021 at peak pre-COVID levels of approximately 97%.”

“Based on our strong operating results and our expectations for continued recovery, and considering both the dilution to-be-expected from equity issuance and property sales whose proceeds are used to reduce leverage, we expect 2021 FFO per share to be between $1.96 and $2.06, just as we communicated in our April 14 release.”

Financial Results: First Quarter Pro Forma FFO Per Share

FIRST QUARTER
(all items per common share - diluted)	2021
Net income	$0.56
NAREIT Funds From Operations (FFO)	$0.48
Pro forma adjustments	0.02
Pro forma Funds From Operations (Pro forma FFO)	$0.50

Rent Collection Update

Residential Rent Collection – We measure residential rent collection as the amount of payments received as a percentage of all residential amounts owed on a proportionate basis.

In the first quarter, we recognized 98.0% of all residential revenue billed during the quarter, treating the balance of 2.0% as bad debt. Of the 98.0% of residential revenue recognized, as of quarter-end, we collected in cash all but 90 basis points, with 97.1% of the residential rents collected.

As of March 31, our proportionate share of the amount of uncollected and unreserved residential accounts receivable, not offset by tenant security deposits totaled $1.2 million. Most of this balance is expected to be collected during the second quarter of 2021.

77% of our uncollected accounts receivable relate to California residents. The state of California has recently implemented the SB-91 rent relief program, where the state has agreed to pay 80% of a resident’s past due rent in exchange for the landlord forgiving the remaining 20%. We are cautiously optimistic that this program will be helpful to restoration of access to collection remedies; however, it is premature to estimate the amount of potential recovery.

Looking forward, we expect bad debt expense to decline, but the timing and pace will depend on unwinding the emergency ordinances that currently allow residents to live rent free, so that we are again able to collect rent or to re-rent these apartments to new residents who pay the rent that is owed.

AIR Operating Results: First Quarter Same Store NOI Up 2.6% Sequentially

The table below includes the operating results of the 93 properties of AIR that meet our Same Store definition. These properties comprise 99% of AIR’s revenue.

	FIRST QUARTER
	Year-over-Year			Sequential
($ in millions)	2021	2020	Variance	4th Qtr.	Variance
Revenue, before utility reimbursements	$153.6	$162.9	(5.7%)	$151.4	1.5%
Expenses, net of utility reimbursements	44.1	42.8	3.2%	44.6	(1.1%)
Net operating income (NOI)	$109.5	$120.1	(8.8%)	$106.8	2.6%

Components of Same Store Revenue Growth – Year-over-Year Same Store revenue growth was impacted by lower residential rental rates, lower average daily occupancy, increased bad debt expense, waived late fees, and reduced commercial rents. The table below summarizes the change in the components of our Same Store revenue growth.

	FIRST QUARTER
Same Store Revenue Components	Year-over-Year	Sequential
Residential Rents	(1.6%)	(0.4%)
Average Daily Occupancy	(1.6%)	1.1%
Residential Net Rental Income	(3.2%)	0.7%
Bad Debt	(1.7%)	1.1%
Late Fees and Other	(0.2%)	(0.3%)
Residential Revenue	(5.1%)	1.5%
Commercial Revenue	(0.6%)	—%
Same Store Revenue Growth	(5.7%)	1.5%

Same Store Rental Rates – We measure changes in rental rates by comparing, on a lease-by-lease basis, the effective rate on a newly executed lease to the effective rate on the expiring lease for that same apartment. A newly executed lease is classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

The table below details changes in new and renewal lease rates, as well as the weighted-average (blended) lease rates for leases executed in the respective period. Transacted leases are those that became effective during a reporting period and are therefore the best measure of immediate effect on current revenues. Signed leases are those executed during a reporting period and are therefore the best measure of current activity.

	FIRST QUARTER			2021
	2021	2020	Variance	January	February	March	April*
Transacted Leases
Renewal rent changes	1.7%	5.7%	(4.0%)	0.7%	1.5%	2.1%	2.1%
New lease rent changes	(8.1%)	1.9%	(10.0%)	(8.5%)	(9.8%)	(6.4%)	(3.6%)
Weighted-average rent changes	(4.7%)	3.6%	(8.3%)	(6.0%)	(6.6%)	(2.8%)	(0.8%)

Signed Leases
Renewal rent changes	2.3%	5.7%	(3.4%)	2.3%	1.6%	3.1%	3.6%
New lease rent changes	(5.6%)	1.0%	(6.6%)	(8.3%)	(8.4%)	(2.0%)	(0.5%)
Weighted-average rent changes	(1.8%)	3.8%	(5.6%)	(3.5%)	(3.2%)	0.4%	1.4%

Average Daily Occupancy	95.5%	97.1%	(1.6%)	95.4%	95.7%	95.6%	95.4%

*April leasing results are preliminary and as of April 27, 2021.

Same Store Markets – Our portfolio is diversified by price point and geography, and with a mix of urban and suburban submarkets.

In the first quarter of 2021, our five healthiest markets were San Diego, Denver, Miami, Boston and Washington, DC. These markets, which represent half of our total portfolio, together posted signed new lease rent increases of 1.8%, signed renewal rent increases of 3.9%, signed blended lease rent increases of 2.9%, and average daily occupancy of 96.9%. In these markets our asking effective rents are above their pre-COVID peak.

The positive momentum for the first quarter has carried over to April 2021, with leasing pace and rates continuing to trend higher. Although occupancy growth will begin to moderate as we experience greater frictional vacancy during peak leasing season, the fundamentals point towards a continued recovery in average daily occupancy through the balance of the year.

The following chart details changes in Same Store signed weighted-average lease rents and average daily occupancy:

Portfolio Management

Our portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality, and is also diversified across several of the largest markets in the United States. The table below relates to the AIR portfolio, excludes the properties retained by Aimco in the separation from AIR, and excludes the properties leased to Aimco for their development or redevelopment.

	FIRST QUARTER
	2021	2020	Variance
Apartment Communities	95	99	(4)
Apartment Homes	25,722	26,592	(870)
Average Revenue per Apartment Home	$2,233	$2,360	(5%)
Percentage A (1Q 2021 Average Revenue per Apartment Home $2,809)	57%	56%	1%
Percentage B (1Q 2021 Average Revenue per Apartment Home $1,979)	26%	28%	(2%)
Percentage C+ (1Q 2021 Average Revenue per Apartment Home $1,764)	17%	16%	1%
NOI Margin	71%	73%	(2%)
Free Cash Flow Margin	66%	69%	(3%)

Acquisitions and Dispositions – We had no acquisitions or dispositions in the first quarter. Commencing on January 1, 2021, we leased four properties to Aimco for development and redevelopment.

Balance Sheet

We seek to increase financial returns by using leverage with appropriate caution. We limit risk through our balance sheet structure, employing low leverage, primarily long-dated debt; and we build financial flexibility by maintaining ample unused and available credit; holding properties with substantial value unencumbered by property debt; maintaining an investment grade rating; and using partners’ capital when it enhances financial returns or reduces investment risk.

Components of Leverage

Our leverage includes our share of the long-term, non-recourse property debt encumbering our apartment communities, together with outstanding borrowings under our revolving credit facility, our term loans, and our preferred equity.

	PRO FORMA MARCH 31, 2021*
($ in millions)	Amount	% of Total	Weighted-Avg. Maturity (Yrs.)
AIR share of long-term, non-recourse property debt	$2,613	73%	9.2
Term loans	800	22%	4.8
Outstanding borrowings on revolving credit facility	118	3%	5.0
Preferred equity**	81	2%	9.9
Total Leverage	$3,612	100%	8.1
Cash, restricted cash, and investments in securitization trust assets	(182)
Notes receivable from Aimco***	(534)
Net Leverage	$2,896

* Presented pro forma for the closing of the new credit facility on April 14, 2021 and the $342 million of proceeds received from the April 23, 2021 equity offering. The weighted-average maturity of our term loans and the revolving credit facility assumes that the maturity extension options will be exercised.

** AIR’s Preferred equity is perpetual in nature; however, for illustrative purposes, we have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.

*** We have notes receivable from Aimco with an aggregate principal amount of $534 million. The notes will mature on January 31, 2024 and are secured by a pool of properties owned by Aimco. We consider the notes a reduction of leverage as we expect proceeds to be used to repay current amounts outstanding.

New Credit Facility

On April 14, we closed a new $1.4 billion credit facility, providing four-to-five-year money at a current all-in cost of 1.6%. The facility is comprised of a $600 million revolving credit facility and $800 million of variable rate term loans. Term loan proceeds are being used to extend the maturity of our current $350 million term loan; to repay $213 million of property debt; and to reduce borrowings on our revolving credit facility. The $213 million property debt repayment increases by over $530 million our pool of properties unencumbered by debt. The reduction of property level debt and the increase in unencumbered properties strengthen our investment grade balance sheet and enhances our ability to access the public bond market.

The $800 million of term loans are priced at a LIBOR spread of 100 basis points, with a LIBOR floor of 0.00%, 98 basis points lower than our previous term loan. Borrowing costs under the new revolving credit facility are 10 basis points lower than under our previous facility. To further our environmental, social, and governance (“ESG”) initiatives, the facility allows for an additional one basis point margin reduction if certain ESG targets are achieved. The term of the revolver ends April 14, 2025, with two six-month extension options.

The term loans mature on the following schedule:

• $150 million maturing on December 15, 2023 with two one-year extension options;

• $300 million maturing on December 15, 2024 with a one-year extension option;

• $150 million maturing on December 15, 2025; and

• $200 million maturing on April 14, 2026.

The term loans were structured to maintain our balanced maturity ladder, and to also maximize flexibility through the ability to prepay freely and extend the maturity date of shorter duration loans.

Equity Issuance

On April 23, 2021, we issued and sold 7.825 million shares of our Class A Common Stock in a private placement to a large global real estate-focused investment firm for a cash purchase price of $342 million. We expect to use the proceeds to repay property debt with a weighted-average interest rate of 4.6%.

As a “new issuer”, we are not yet eligible to file a “shelf” registration statement. Until we have 12 months of post-separation filings, the registration process will result in a longer SEC clearance process and a longer marketing period, which could introduce greater volatility and uncertainty in pricing and execution.

Leverage Reduction – On Track

We target Net Leverage to Adjusted EBITDAre below 6.0x. At March 31, Net Leverage to Adjusted EBITDAre was 7.8x. We expect to achieve our target by year-end 2021 through a:

•	~0.9x reduction from the equity issuance;
•	~0.9x reduction from the sale of properties expected to generate $580 million in net proceeds; and
•	~0.5x reduction resulting from growth in property NOI.
•	Resulting in a ratio of 5.5x.

Liquidity

We use our revolving credit facility primarily for working capital and other short-term purposes and to secure letters of credit. At March 31, 2021, pro forma the closing of the new credit facility, but excluding proceeds received from the equity issuance, our share of cash and restricted cash was $59 million and we had the capacity to borrow up to $460 million, under our new revolving credit facility, bringing total pro forma liquidity to $519 million.

We also manage our financial flexibility by maintaining an investment grade rating and holding communities that are unencumbered by property debt. AIR has been rated BBB by Standard & Poor’s. Pro forma the closing of the new credit facility and the expected use of proceeds from the equity issuance, we expect to hold communities unencumbered by property debt with an estimated fair market value of approximately $4.0 billion.

Dividend

On April 26, 2021, the AIR Board of Directors declared quarterly cash dividends of $0.43 per share of AIR Common Stock. This amount is payable on May 28, 2021, to stockholders of record on May 14, 2021. The safety and simplicity of our business model, combined with the predictability of our cash flows, allows us to distribute a greater percentage of income, leading to an improved dividend payout ratio after the separation from Aimco. Our refreshed tax basis allows our dividend to also be tax efficient. Before the consideration of any property sales, approximately 60% of AIR’s 2021 dividend is expected to be taxable, with approximately 40% of AIR’s dividend expected to be a tax-free return of capital. Actual results could differ materially.

2021 Outlook

At the midpoint, we expect FFO per share to be $2.01; consistent with our release on April 14, and up $0.03 from our February expectations. Our revised expectations for FFO incorporate:

•	$0.03 to $0.06 per share from increased Same Store NOI;
•	$0.02 of lower interest expense due to completed leverage neutral refinancing activity;
•	$0.03 of lower FFO from property sales; and
•	Less than $0.01 FFO dilution from the issuance of 7.8 million shares of common stock.

Our guidance ranges are based on the following components:

	YEAR-TO-DATE MARCH 31, 2021	FULL YEAR 2021	PREVIOUS FULL YEAR 2021
($ Amounts represent AIR Share)
Net Income per share [1]	$0.56	$0.01 to $0.14	$(0.18) to $(0.05)
Pro forma FFO per share	$0.50	$1.96 to $2.06	$1.91 to $2.05

Same Store Operating Components of NAREIT FFO
Revenue change compared to prior year	(5.7%)	(1.50%) to 0.50%	(3.00%) to (0.20%)
Expense change compared to prior year	3.2%	3.20% to 2.80%	3.75% to 2.75%
NOI change compared to prior year	(8.8%)	(3.40%) to (0.40%)	(5.60%) to (1.40%)

Offsite Costs
Property management expenses	$6M	~$24M	~$24M
General and administrative expenses	$4M	~$16M	~$16M

Other Earnings
Lease income [2]	$7M	~$27M	~$30M
Tax expense [2]	$0.3M	~($1M)	~($1M)
Proceeds from dispositions of real estate, net	—	~$580M	—

AIR Share of Capital Investments
Capital Enhancements	$9M	$45M to $55M	$45M to $55M
[1]	Does not include any gain from future property sales.
[2]	Presented net of FFO and Pro forma FFO adjustments.

In the second quarter, AIR anticipates Pro forma FFO between $0.46 and $0.50 per share. At the $0.48 midpoint, a reduction of $0.02 from first quarter. The reduction is due to timing of debt repayment and seasonal increases in property operating expenses.

Total Shareholder Return

The separation of AIR from Aimco created significant value for shareholders. Total Shareholder Return (“TSR”) based on the combined price of AIR and Aimco on March 31, 2021, outperformed coastal apartment REITs consistently in both the short and long-term.

10-Year TSR
200%
150%
100%
50%
—%
ESS
AIRC/AIV
UDR
AVB
EQR

5-Year TSR
50%
40%
30%
20%
10%
—%
AIRC/AIV
ESS
UDR
EQR
AVB

3-Year TSR
40%
30%
20%
10%
—%
AIRC/AIV
UDR
EQR
AVB
ESS

1-Year TSR
60%
50%
40%
30%
20%
10%
—%
(10%)
AIRC/AIV
AVB
ESS
UDR
EQR

TSR Since Announcement [1]

50%
40%
30%
20%
10%
—%
AIRC/AIV
EQR
UDR
ESS
AVB

[1]	Represents TSR since September 11, 2020, the last trading date prior to the September 14, 2020, announcement of the separation.

AIR Strategic Objectives

We created AIR to be an efficient way to invest in U.S. multi-family real estate, due to its simplified business model and diversified portfolio of stabilized apartment communities. Upon AIR’s separation from Aimco, we identified ten strategic objectives. The following table outlines our progress against these objectives.

Objective	Progress
High-quality and diversified portfolio of stabilized multi-family properties	Done

Best-in-class property operations	Done

Low cost of net leverage	Done

G&A as % of GAV lowest in sector	Done

Simplified business with minimal execution risk and without complex investments	Done

Higher FFO from elimination of lease-up “drag” and lower overhead costs	Done

Improved dividend payout ratio	Done

Strong, flexible balance sheet with low leverage	Ahead of Plan

Growth through acquisition of stabilized communities where property operations add value	In Progress

Excellence in corporate governance	In Progress

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, April 30, 2021 at 1:00 p.m. ET	Replay available until July 30, 2021
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 1112866	Passcode: 10154255
Live webcast and replay:
investors.aircommunities.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release is available on AIR’s website at investors.aircommunities.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by AIR management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). Certain AIR terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About AIR

AIR is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 95 communities in 12 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Contact

Beth Hagan

(303) 757-8101

investors@aircommunities.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2021 results, including but not limited to: NAREIT FFO, Pro forma FFO and selected components thereof; expectations regarding sales of AIR apartment communities and the use of proceeds thereof; and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties that could cause actual results to differ materially from our expectations include, but are not limited to: the effects of the coronavirus pandemic on AIR’s business and on the global and U.S. economies generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described herein, and the impact on entities in which AIR holds a partial interest, and the impact of governmental lockdowns on AIR’s residents, commercial tenants, and operations; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions and dispositions; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; AIR’s ability to maintain current or meet projected occupancy, rental rate and property operating results; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by AIR; Aimco’s and AIR’s relationship with each other after the business separation; the ability and willingness of Aimco and AIR and their subsidiaries to meet and/or perform their obligations under any contractual arrangements that were entered into among the parties in connection with the business separation and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; and the ability to achieve some or all the benefits that we expect to achieve from the business separation; and such other risks and uncertainties described from time to time in filings by AIR with the Securities and Exchange Commission (“SEC”).

In addition, AIR’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code, as amended (the “Code”), and depends on AIR’s ability to meet the various requirements imposed by the Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review AIRs financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of AIR’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent documents AIR files from time to time with the SEC. Readers should also carefully review the “Risk Factors” section of the registration statements relating to the business separation, that have been filed with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and AIR assumes no obligation to revise or update them to reflect future events or circumstances. This earnings release does not constitute an offer of securities for sale.

Consolidated Statements of Operations           (Page 1 of 2)

(in thousands, except per share data) (unaudited)

The separation resulted in Aimco being presented as the predecessor for AIR’s financial statements. This presentation is in accordance with GAAP and is due primarily to the relative significance of AIR’s business as compared to Aimco before the separation. The financial results prior to the separation on December 15, 2020, include the financial results of AIR’s predecessor, and the financial results attributable to the apartment communities retained by Aimco in the separation are presented as discontinued operations.

	Three Months Ended
	March 31,
	2021	2020
REVENUES
Rental and other property revenues [1]	$174,730	$186,043
Other revenues	1,683	—
Total revenues	176,413	186,043

OPERATING EXPENSES
Property operating expenses [1]	64,617	65,962
Depreciation and amortization	75,280	81,446
General and administrative expenses	4,414	7,489
Other expenses, net	2,876	1,491
Total operating expenses	147,187	156,388
Interest income [2]	15,972	3,989
Interest expense	(37,035)	(36,806)
Gain on derecognition of leased properties and dispositions of real estate	84,032	13
Mezzanine investment income, net [3]	—	6,747
Income from continuing operations before income tax (expense) benefit and discontinued operations	92,195	3,598
Income tax (expense) benefit	(3,080)	1,314
Income from continuing operations	89,115	4,912
Income from discontinued operations, net of tax	—	4,065
Net income	89,115	8,977
Noncontrolling interests:
Net loss (income) attributable to noncontrolling interests in consolidated real estate partnerships	235	(18)
Net income attributable to preferred noncontrolling interests in AIR OP	(1,604)	(1,869)
Net income attributable to common noncontrolling interests in AIR OP	(4,436)	(368)
Net income attributable to noncontrolling interests	(5,805)	(2,255)
Net income attributable to AIR	83,310	6,722
Net income attributable to AIR preferred stockholders	(50)	—
Net income attributable to participating securities	(64)	(43)
Net income attributable to AIR common stockholders	$83,196	$6,679

Earnings per common share – basic and diluted:
Income from continuing operations attributable to AIR per common share	$0.56	$0.02
Income from discontinued operations attributable to AIR per common share	—	0.04
Net income attributable to AIR common stockholders per share – basic and diluted	$0.56	$0.06

Weighted-average common shares outstanding – basic [4]	148,611	119,946
Weighted-average common shares outstanding – diluted [4]	148,830	120,162

Please see the following page for footnote descriptions.

Consolidated Statements of Operations (continued)           (Page 2 of 2)

[1]

Prior to the separation, Aimco sold two apartment communities in 2020. Rental and other property revenues for the three months ended March 31, 2020, is inclusive of $3.4 million of revenues related to Aimco’s sold properties. Property operating expenses for the three months ended March 31, 2020, is inclusive of $1.0 million of expenses related to Aimco’s sold properties.

[2]

Interest income for the three months ended March 31, 2021 includes $6.9 million of income associated with our notes receivable from Aimco, and $6.4 million of interest income associated with the four properties leased to Aimco commencing on January 1, 2021.

[3]

In connection with the Separation, Aimco was allocated economic ownership of the mezzanine loan investment and option to acquire a 30% equity interest in the partnership. Subsequent to the Separation, all risks and rewards of ownership are Aimco’s, but legal transfer is not complete. During the three months ended March 31, 2020, we recognized $6.7 million of income in connection with the mezzanine loan. The mezzanine investment income was offset by an expense to recognize the requirement that this income be contributed to Aimco.

[4]

During the fourth quarter of 2020, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted-average shares as if the reverse stock split occurred at the beginning of the period presented, while shares issued in the special dividend are included in weighted-average shares outstanding from the date issued. Basic and diluted weighted-average common shares outstanding were 148,518 and 148,786, respectively, as previously reported for the three months ended March 31, 2020.

Consolidated Balance Sheets

(in thousands) (unaudited)

	March 31,	December 31,
	2021	2020
Assets
Real estate	$7,011,536	$7,468,864
Accumulated depreciation	(2,437,147)	(2,455,505)
Net real estate	4,574,389	5,013,359
Cash and cash equivalents	47,723	44,214
Restricted cash	28,023	29,266
Notes receivable from Aimco	534,127	534,127
Leased real estate assets	467,013	—
Goodwill	32,286	32,286
Other assets [1]	637,943	576,026
Total Assets	$6,321,504	$6,229,278

Liabilities and Equity
Non-recourse property debt	$3,585,629	$3,646,093
Debt issue costs	(16,814)	(17,857)
Non-recourse property debt, net	3,568,815	3,628,236
Term loan, net	349,827	349,164
Revolving credit facility borrowings	394,550	265,600
Accrued liabilities and other [1]	606,767	598,736
Total Liabilities	4,919,959	4,841,736

Preferred noncontrolling interests in AIR OP	79,449	79,449

Equity:
Perpetual preferred stock	2,000	2,000
Class A Common Stock	1,490	1,489
Additional paid-in capital	3,430,694	3,432,121
Accumulated other comprehensive income	1,100	3,039
Distributions in excess of earnings	(2,112,381)	(2,131,798)
Total AIR equity	1,322,903	1,306,851
Noncontrolling interests in consolidated real estate partnerships	(64,619)	(61,943)
Common noncontrolling interests in AIR OP	63,812	63,185
Total Equity	1,322,096	1,308,093
Total Liabilities and Equity	$6,321,504	$6,229,278

[1]

Other assets includes the Parkmerced mezzanine investment and the fair value of our interest rate swap option, and accrued liabilities and other includes the offsetting liabilities. The benefits and risks of ownership of both the Parkmerced mezzanine investment and the interest rate swap option have been transferred to Aimco, but legal transfer is not complete.

Supplemental Schedule 1

Funds From Operations Reconciliation

Three Months Ended March 31, 2021

(in thousands, except per share data) (unaudited)

Three Months Ended March 31,
2021
Net income attributable to AIR common stockholders	$83,196
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	69,495
Gain on dispositions and derecognition of leased properties [1]	(84,032)
Income tax adjustments related to gain on dispositions and other tax-related items	1,800
Common noncontrolling interests in AIR OP’s share of above Adjustments	644
Amounts allocable to participating securities	7
NAREIT FFO attributable to AIR common stockholders	$71,110
Adjustments, all net of common noncontrolling interests in AIR OP and participating securities:
Separation costs [2]	2,057
Prepayment penalties [3]	943
Non-cash straight line rent [4]	635
Incremental cash received from leased properties [1]	154
Pro Forma FFO	$74,899

Weighted-average common shares outstanding – basic and diluted	148,611
Dilutive common share equivalents	219
Total shares and dilutive share equivalents	148,830

Net income attributable to AIR per common share – diluted	$0.56
NAREIT FFO per share – diluted	$0.48
Pro forma FFO per share – diluted	$0.50

[1]

Commencing on January 1, 2021, we leased four properties to Aimco for redevelopment and development, which resulted in derecognizing the net book value of these properties and lease asset on the lease commencement date. During the first quarter, we recognized $83.7 million of gain associated with this transaction. Due to the terms of these leases, during 2021 cash received exceeded GAAP income. We include the cash lease income in Pro forma FFO.

[2]

During 2021, we incurred tax, legal and other costs in connection with the separation. We excluded these costs from Pro forma FFO because we believe they are not representative of ongoing operating performance.

[3]

As a result of refinancing activity in 2021, we incurred debt extinguishment costs. We excluded such costs from Pro forma FFO because we believe these costs are not representative of ongoing operating performance.

[4]

In 2018, we assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. We include the cash rent payments for this ground lease in Pro forma FFO but exclude the incremental straight-line non-cash rent expense. The rent expense for this lease is included in other expenses, net, on our consolidated statements of operations.

Supplemental Schedule 2(a)

Funds From Operations Information

Three Months Ended March 31, 2021

(consolidated amounts, in thousands) (unaudited)

Three Months Ended March 31, 2021
Revenues, before utility reimbursements
Same Store	$166,772
Other Real Estate [1]	1,056
Total revenues, before utility reimbursements	167,828
Expenses, net of utility reimbursements
Same Store	47,758
Other Real Estate [1]	1,067
Total expenses, net of utility reimbursements	48,825
Net operating income	119,003
Lease income	6,441
Property management expenses, net	(6,338)
Property income	119,106

General and administrative expenses	(4,414)

Interest expense	(37,035)
Preferred dividends	(1,654)
Interest income from note receivable from Aimco	6,945
Interest income	2,586
Total cost of capital	(29,158)

Casualties	(872)
Depreciation and amortization related to non-real estate assets	(516)
Land leases	(1,313)
Other expenses, net	(1,561)
Tax expense, net	(1,280)
Total other	(5,542)

Common noncontrolling interests in AIR OP	(3,789)
Proportionate adjustments	(5,093)

NAREIT FFO attributable to AIR common stockholders	$71,110
Total pro forma adjustments, net of common noncontrolling interests in AIR OP and participating securities	3,789
Pro forma FFO attributable to AIR common stockholders	$74,899

[1]	Other Real Estate consists of communities that do not meet the criteria to be classified as Same Store.

Supplemental Schedule 2(b)

Partially Owned Entities

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

(Proportionate amounts, in thousands) (unaudited)

	Noncontrolling Interests [1]
	For the Three Months Ended March 31,
	2021	2020
Revenues, before utility reimbursements	$13,120	$678
Expenses, net of utility reimbursements	3,661	181
Net operating income	9,459	497

Property management expenses, net	(408)	(31)
Casualties	(57)	(2)
Other expense, net	(6)	(3)
Interest expense on non-recourse property debt	(3,883)	(146)
Contribution from real estate operations	5,105	315

Other non-property expenses, net	(69)	(14)
FFO from real estate operations	$5,036	$301

Total apartment communities	16	5
Total apartment homes	5,369	2,016
Noncontrolling interests’ share of consolidated apartment homes	1,721	142
[1]	Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts, including the amounts related to the California joint venture transaction that closed on September 8, 2020.

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(consolidated amounts, in thousands) (unaudited)

The table below presents the operating results of AIR’s 95 property portfolio in consolidated amounts not adjusted for noncontrolling interest.

	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Revenues, before utility reimbursements

Same Store	$166,772	$164,233	$167,117	$171,103	$177,435

Other Real Estate [1]	1,056	2,062	1,717	1,577	1,755

Total revenues, before utility reimbursements	167,828	166,295	168,834	172,680	179,190

Expenses, net of utility reimbursements

Same Store	47,758	48,281	48,881	46,656	46,230

Other Real Estate [1]	1,067	2,040	1,940	1,774	1,621

Total expenses, net of utility reimbursements	48,825	50,321	50,821	48,430	47,851

Property Net Operating Income

Same Store	119,014	115,952	118,236	124,447	131,205

Other Real Estate [1]	(11)	22	(223)	(197)	134

Total Property Net Operating Income	$119,003	$115,974	$118,013	$124,250	$131,339

[1]	Other Real Estate consists of communities that do not meet the criteria to be classified as Same Store.

Supplemental Schedule 4

Apartment Home Summary

As of March 31, 2021

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	AIR Share of Apartment Homes

Same Store	93	25,485	23,764
Other Real Estate	2	237	237
Total Portfolio	95	25,722	24,001

Properties Currently Leased to Aimco [1]	4	865	865

[1]

Commencing on January 1, 2021, we leased four properties to Aimco for development and redevelopment with an initial value of $467.0 million and quarterly cash lease income of $6.6 million. AIR has the option to purchase the improved assets at a discount to their fair value, when property operations are stabilized, currently expected between January 1, 2024 and January 1, 2025.

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of March 31, 2021

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	Noncontrolling Interests	Total AIR Share	Weighted- Average Maturity (Years)		Weighted- Average Stated Interest Rate
Fixed rate loans payable	$3,571,124	$(484,289)	$3,086,835	8.2		3.61%
Floating rate tax-exempt bonds	14,505	(1)	14,504	12.3		1.07%
Total non-recourse property debt	$3,585,629	$(484,290)	$3,101,339	8.2		3.60%

Term Loan	350,000	—	350,000	0.1		2.10%
Revolving credit facility borrowings	394,550	—	394,550	0.8		1.30%
Preferred equity	81,449	—	81,449	9.9	[1]	8.09%
Total leverage	$4,411,628	$(484,290)	$3,927,338	6.8		3.33%

Cash and restricted cash [2]	(66,232)	7,167	(59,065)			n/a
Securitization trust assets [3]	(99,983)	—	(99,983)			n/a
Notes receivable from Aimco [4]	(534,127)	—	(534,127)			5.20%
Net leverage	$3,711,286	$(477,123)	$3,234,163			3.04%

Leverage Ratios First Quarter 2021 [5]

Annualized Current Quarter
Proportionate Debt to Adjusted EBITDAre	7.6x
Net Leverage to Adjusted EBITDAre	7.8x
Adjusted EBITDAre to Adjusted Interest Expense	4.6x
Adjusted EBITDAre to Adjusted Interest Expense and Preferred Dividends	4.3x

	Preliminary
Unsecured Credit Facility Covenants [6]	March 31, 2021	Covenant
Fixed Charge Coverage Ratio	1.83x	1.50x
Leverage Ratio	48.6%	≤ 60.0%
Secured Indebtedness Ratio [7]	39.0%	≤ 45.0%
Unsecured Leverage Ratio	41.8%	≤ 60.0%

[1]

Our preferred OP Units are redeemable at the holder’s option and our preferred stock is redeemable by AIR on or after December 15, 2025. We have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.

[2]	Restricted cash on the balance sheet includes tenant security deposits, which are excluded for purposes of calculating our net leverage.

[3]

In 2011, $673.8 million of loans payable held by Aimco were securitized in a trust holding only these loans. We purchased the subordinate positions in the trust that holds these loans for $51.5 million. These investments have a face value of $100.9 million and a carrying amount of $100.0 million and are included in other assets on AIR’s condensed consolidated balance sheet at March 31, 2021. The amount of these investments effectively reduces AIR’s leverage. The securitization trust matures in the second quarter of 2021.

[4]	Reflects AIR’s receipt of notes receivable from Aimco as part of the separation. The notes are expected to be repaid from proceeds from the sale of the Aimco properties collateralizing the note.

[5]

We calculate Adjusted EBITDAre and Adjusted Interest Expense used in our leverage ratios based on annualized current quarter amounts. Our Adjusted EBITDAre has been calculated on a pro forma basis as further described in the Glossary.

[6]	Reflects covenants as defined in our new credit facility entered into on April 14, 2021. For illustrative purposes, amounts shown are as of March 31, 2021.

[7]	Covenant requirement becomes ≤ 40.0% after March 31, 2023.

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of March 31, 2021

(dollar amounts in thousands) (unaudited)

AIR Share Non-Recourse Property Debt

	Amortization	Maturities	Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2021 Q2	$14,859	$31,259	$46,118	1.01%	5.43%
2021 Q3	15,364	—	15,364	—%	—%
2021 Q4	15,519	—	15,519	—%	—%
Total 2021	45,742	31,259	77,001	1.01%	5.43%

2022 Q1	15,677	—	15,677	—%	—%
2022 Q2	15,655	57,885	73,540	1.87%	4.54%
2022 Q3	15,506	—	15,506	—%	—%
2022 Q4	14,945	143,378	158,323	4.62%	4.42%
Total 2022	61,783	201,263	263,046	6.49%	4.45%

2023	56,765	150,621	207,386	4.86%	4.78%
2024	56,058	124,709	180,767	4.02%	3.40%
2025	52,083	269,411	321,494	8.69%	3.42%
2026	44,936	225,574	270,510	7.27%	3.57%
2027	37,984	225,249	263,233	7.26%	3.46%
2028	33,336	245,181	278,517	7.91%	3.81%
2029	22,897	266,995	289,892	8.61%	4.27%
2030	20,338	328,919	349,257	10.61%	3.11%
Thereafter	149,914	450,322	600,236	14.52%	3.08%
Total	$581,836	$2,519,503	$3,101,339

Preferred Equity

	Amount Outstanding as of March 31, 2021	Date First Available for Redemption by AIR	Coupon	Amount
Class A Perpetual Preferred Stock	20	December 2025	8.50%	$2,000
Preferred Partnership Units	2,938,802	n/a	8.08%	79,449
Total Preferred Equity			8.09%	$81,449

Common Stock, Partnership Units and Equivalents (shares and units in thousands)

March 31, 2021
Class A Common Stock outstanding	148,639
Participating unvested restricted stock	124
Dilutive options, share equivalents and non-participating unvested restricted stock	334
Total shares and dilutive share equivalents	149,097
Common Partnership Units and equivalents outstanding	7,853
Total shares, units, and dilutive share equivalents [1]	156,950

[1]	Subsequent to the first quarter of 2021, we issued and sold 7.825 million shares of our Class A Common Stock, which are not included in the amounts above.

Supplemental Schedule 5(c)

Capitalization and Financial Metrics

As of March 31, 2021

(dollar amounts in thousands) (unaudited)

On April 14, 2021, we closed a new $1.4 billion credit facility. The facility is comprised of a $600 million revolving credit facility and $800 million of variable rate term loans. Term loan proceeds are being used to extend the maturity of AIR’s current $350 million term loan; to repay $213 million of property debt; and to reduce borrowings on AIR’s revolving credit facility.

On April 23, 2021, we issued 7.8 million shares of common stock. We expect to use proceeds from the offering to pay down non-recourse property debt.

AIR Share Non-Recourse Property Debt and Term Loans Pro forma for the New Credit Facility and Equity Issuance

	Non-Recourse Property Debt	Term Loans		Total Debt	Amortization and Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2021	$35,567	$—		$35,567	1.04%	n/a
2022	159,752	—		159,752	4.68%	4.37%
2023	97,725	—		97,725	2.86%	3.94%
2024	48,898	—		48,898	1.43%	n/a
2025	318,238	600,000	[1]	918,238	26.90%	1.98%
2026	240,685	200,000		440,685	12.91%	2.42%
2027	260,676	—		260,676	7.64%	3.46%
2028	243,091	—		243,091	7.12%	3.82%
2029	259,137	—		259,137	7.59%	4.26%
2030	349,258	—		349,258	10.23%	3.11%
Thereafter	600,233	—		600,233	17.60%	3.08%
Total	$2,613,260	$800,000		$3,413,260	100.00%	2.91%

[1]	Amount is shown assuming exercise of extension options.

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of March 31, 2021.

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	1Q 2021	1Q 2020	Growth	1Q 2021	1Q 2020	Growth	1Q 2021	1Q 2020	Growth	1Q 2021	1Q 2021	1Q 2020	1Q 2021	1Q 2020

Bay Area	9	2,212	1,657	$13,929	$15,335	(9.2%)	$3,680	$3,410	7.9%	$10,249	$11,925	(14.1%)	73.6%	92.4%	97.1%	$3,033	$3,178

Boston	11	2,462	2,462	16,697	17,947	(7.0%)	5,340	5,098	4.7%	11,357	12,849	(11.6%)	68.0%	96.6%	98.3%	2,339	2,473

Denver	7	2,026	1,987	10,206	9,643	5.8%	2,708	2,501	8.3%	7,498	7,142	5.0%	73.5%	96.0%	91.8%	1,784	1,763

Greater Washington, DC	11	5,238	5,215	24,954	25,437	(1.9%)	6,676	6,694	(0.3%)	18,278	18,743	(2.5%)	73.2%	96.6%	98.2%	1,651	1,656

Los Angeles	13	4,347	3,498	28,445	31,803	(10.6%)	6,911	6,655	3.8%	21,534	25,148	(14.4%)	75.7%	96.7%	97.2%	2,803	3,116

Miami	5	1,725	1,725	11,206	11,283	(0.7%)	3,806	3,818	(0.3%)	7,400	7,465	(0.9%)	66.0%	97.9%	96.4%	2,212	2,262

Philadelphia	9	2,748	2,669	19,133	21,009	(8.9%)	5,819	5,476	6.3%	13,314	15,533	(14.3%)	69.6%	90.4%	98.0%	2,644	2,678

San Diego	8	2,281	2,105	12,404	12,275	1.1%	2,655	2,578	3.0%	9,749	9,697	0.5%	78.6%	98.2%	97.4%	2,002	1,997

Other Markets	20	2,446	2,446	16,674	18,154	(8.2%)	6,513	6,527	(0.2%)	10,161	11,627	(12.6%)	60.9%	94.0%	97.5%	2,417	2,537

Total	93	25,485	23,764	153,648	162,886	(5.7%)	$44,108	$42,757	3.2%	$109,540	$120,129	(8.8%)	71.3%	95.5%	97.1%	$2,256	$2,352
[1]

Revenue, before utility reimbursements, is comprised 98% of residential rents and 2% from commercial tenants. Approximately 170 basis points of the first quarter 2021 year-over-year decline in revenue growth is attributable to elevated bad debt expense. Elevated bad debt expense was most impactful to revenue growth in Los Angeles. Lower commercial revenue was most impactful to revenue growth in Boston and Other Markets.

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended March 31, 2021 Compared to Three Months Ended December 31, 2020

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of March 31, 2021.

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	1Q 2021	4Q 2020	Growth	1Q 2021	4Q 2020	Growth	1Q 2021	4Q 2020	Growth	1Q 2021	1Q 2021	4Q 2020	1Q 2021	4Q 2020

Bay Area	9	2,212	1,657	$13,929	$13,963	(0.2%)	$3,680	$3,731	(1.4%)	$10,249	$10,232	0.2%	73.6%	92.4%	90.4%	$3,033	$3,108

Boston	11	2,462	2,462	16,697	16,666	0.2%	5,340	4,978	7.3%	11,357	11,688	(2.8%)	68.0%	96.6%	95.4%	2,339	2,364

Denver	7	2,026	1,987	10,206	10,243	(0.4%)	2,708	2,702	0.2%	7,498	7,541	(0.6%)	73.5%	96.0%	94.7%	1,784	1,814

Greater Washington, DC	11	5,238	5,215	24,954	24,735	0.9%	6,676	7,023	(4.9%)	18,278	17,712	3.2%	73.2%	96.6%	96.5%	1,651	1,639

Los Angeles	13	4,347	3,498	28,445	27,810	2.3%	6,911	7,317	(5.5%)	21,534	20,493	5.1%	75.7%	96.7%	95.0%	2,803	2,789

Miami	5	1,725	1,725	11,206	10,623	5.5%	3,806	3,771	0.9%	7,400	6,852	8.0%	66.0%	97.9%	95.4%	2,212	2,153

Philadelphia	9	2,748	2,669	19,133	18,451	3.7%	5,819	5,817	0.0%	13,314	12,634	5.4%	69.6%	90.4%	88.3%	2,644	2,609

San Diego	8	2,281	2,105	12,404	12,239	1.3%	2,655	2,722	(2.5%)	9,749	9,517	2.4%	78.6%	98.2%	98.3%	2,002	1,973

Other Markets	20	2,446	2,446	16,674	16,699	(0.1%)	6,513	6,552	(0.6%)	10,161	10,147	0.1%	60.9%	94.0%	93.0%	2,417	2,446

Total	93	25,485	23,764	$153,648	$151,429	1.5%	$44,108	$44,613	(1.1%)	$109,540	$106,816	2.6%	71.3%	95.5%	94.4%	$2,256	$2,250
[1]

Revenue, before utility reimbursements, is comprised 98% of residential rents and 2% from commercial tenants. Approximately 110 basis points of the first quarter 2021 sequential revenue growth is attributable to reduced bad debt expense.

Supplemental Schedule 6(c)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	1Q 2021	% of Total	1Q 2020	$ Change	% Change
Operating expenses [1]	$20,351	46.1%	$20,237	$114	0.6%
Utility expense, net of reimbursement	2,839	6.4%	2,884	(45)	(1.6%)
Real estate taxes	18,515	42.0%	17,574	941	5.4%
Insurance	2,403	5.5%	2,062	341	16.5%
Total	$44,108	100.0%	$42,757	$1,351	3.2%

Sequential Comparison

	1Q 2021	% of Total	4Q 2020	$ Change	% Change
Operating expenses [1]	$20,351	46.1%	$20,949	$(598)	(2.9%)
Utility expense, net of reimbursement	2,839	6.4%	2,894	(55)	(1.9%)
Real estate taxes	18,515	42.0%	18,449	66	0.4%
Insurance	2,403	5.5%	2,321	82	3.5%
Total	$44,108	100.0%	$44,613	$(505)	(1.1%)

[1]	Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs, and other property related operating expenses.

Supplemental Schedule 7

Portfolio Data by Market

First Quarter 2021 Compared to First Quarter 2020

(unaudited)

	Quarter Ended March 31, 2021					Quarter Ended March 31, 2020
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI	Average Revenue per AIR Apartment Home	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI	Average Revenue per AIR Apartment Home

Bay Area	9	2,212	1,657	9.5%	$3,033	10	2,322	2,322	12.3%	$3,217

Boston	11	2,462	2,462	10.5%	2,339	12	2,598	2,462	9.9%	2,472

Denver	7	2,026	1,987	6.9%	1,784	8	2,279	1,987	5.5%	1,763

Greater Washington, DC	11	5,238	5,215	16.9%	1,651	11	5,238	5,215	14.5%	1,656

Los Angeles	13	4,347	3,498	19.9%	2,803	13	4,347	4,346	23.2%	3,027

Miami	5	1,725	1,725	6.9%	2,201	6	2,091	1,725	5.8%	2,247

Philadelphia	9	2,748	2,669	11.2%	2,463	9	2,748	2,669	11.1%	2,508

San Diego	8	2,281	2,105	9.0%	2,002	8	2,281	2,280	8.1%	1,987

Other Markets	22	2,683	2,683	9.2%	2,375	22	2,688	2,631	9.6%	2,513

Total	95	25,722	24,001	100.0%	$2,233	99	26,592	25,637	100.0%	$2,360

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(unaudited)

Disposition and Acquisition Activity

We did not acquire or dispose of any apartment communities during the first quarter of 2021.

Supplemental Schedule 9

Apartment Community Capital Additions Information

Three Months Ended March 31, 2021

(consolidated amounts in thousands, except per apartment home data) (unaudited)

We classify capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), or Other Capital Expenditures. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which we have owned the item. Under this method of classification, CR represents the portion of the item consumed during our ownership of the item, while CI represents the portion of the item consumed prior to our period of ownership.

The table below includes our capital spend in consolidated amounts, not adjusted for noncontrolling interest, excluding activities related to properties leased to Aimco.

Three Months Ended March 31, 2021
Capital Additions [1]
Capital Replacements
Buildings and grounds	$6,634
Turnover capital additions	622
Capitalized site payroll and indirect costs	965
Capital Replacements	8,221
Capital Improvements	1,568
Capital Enhancements	9,934
Other Capital Expenditures	3,449
Total	$23,172

Total apartment homes	25,722

Capital Replacements per apartment home	$320

[1]	For the three months ended March 31, 2021, capital additions for our apartment communities included $0.7 million of capitalized interest costs.

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by AIR management that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIR Operating Partnership: Aimco Properties, L.P., a Delaware limited partnership, is the operating partnership in AIR’s UPREIT structure. AIR owns approximately 93.6% of the legal interest in the common partnership units of the AIR Operating Partnership and 94.9% of the economic interest in the common partnership units of the AIR Operating Partnership.

AIR PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, we provide certain financial information necessary to calculate our share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Our proportionate share of financial information includes our share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

We do not control the unconsolidated real estate partnerships and the calculation of our share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of our financial information by providing the amount of revenues, expenses, assets, liabilities, and other items attributable to our stockholders. Other companies may calculate their proportionate information differently than we do, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP AIR proportionate financial information should not be considered in isolation or as a substitute for information included in our financial statements as reported under GAAP.

AVERAGE REVENUE PER APARTMENT HOME: Represents our proportionate average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL ADDITIONS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to our period of ownership and not contemplated in our underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during our period of ownership.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce costs. CE does not significantly disrupt property operations.

OTHER CAPITAL EXPENDITURES: May include capital expenditures: (i) contemplated in the underwriting of our recently acquired communities; and (ii) capitalized costs incurred in connection with the restoration of an apartment community after a casualty event. We expect these amounts to be significantly reduced under our business model. After the separation, certain properties are leased to Aimco for development and redevelopment.

FREE CASH FLOW: Free Cash Flow, as calculated for our retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. We believe that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during our ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

Our current target leverage ratios are Net Leverage to Adjusted EBITDAre < 6.0x and Adjusted EBITDAre to Interest Expense and Preferred Dividends > 2.5x. We also focus on the ratios of Proportionate Debt to Adjusted EBITDAre and Adjusted EBITDAre Coverage of Adjusted Interest. We believe these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that our method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Our net leverage includes our share of long-term, non-recourse property debt, outstanding borrowings on our revolving credit facility, term loan, and preferred equity, reduced by cash and restricted cash on-hand, excluding tenant security deposits, our investment in a securitization trust that holds certain of our property debt, and our notes receivable from Aimco. We reconcile consolidated balances to our net leverage on Supplemental Schedule 5(a).

We calculate Adjusted EBITDAre and Adjusted Interest Expense used in our leverage ratios based on annualized current quarter amounts.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): NAREIT defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•	gains and losses on the dispositions of depreciated property;
•	impairment write-downs of depreciated property; and
•	adjustments to reflect our share of EBITDAre of investments in unconsolidated entities.

We believe that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of our ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between AIR and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•

net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of our earnings before the effects of our capital structure and indebtedness with that of other companies in the real estate industry;

•

the amount of interest income recognized related to our investment in the subordinated tranches in a securitization trust holding primarily AIR property debt, as we view our interest cost on this debt to be net of any interest income received;

•	the income recognized related to our notes receivable from Aimco, as their proceeds are expected to be used to repay current amounts outstanding;
•

the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects our ability to service debt; and

•	the amount by which cash exceeds GAAP lease income for the four properties leased to Aimco for redevelopment and development.

A reconciliation of net income to EBITDAre and Adjusted EBITDAre for our portfolio for the quarter ended March 31, 2021, is as follows (in thousands, unaudited):

Quarter Ended
March 31, 2021
Net income	$89,115
Adjustments:
Interest expense	37,035
Income tax expense	3,080
Depreciation and amortization	75,280
Gain on derecognition of leased properties and dispositions of real estate	(84,032)
EBITDAre	$120,478
Net loss from continuing operations attributable to noncontrolling interests in consolidated real estate partnerships	235
EBITDAre adjustments attributable to noncontrolling interests	(9,197)
Interest income on securitization investment and notes receivable from Aimco	(9,300)
Non-cash straight-line rent	669
Incremental cash received from leased properties	162
Pro forma FFO adjustments, net [1]	1,165
Adjusted EBITDAre	$104,212
Annualized Adjusted EBITDAre	$416,848
[1]	Pro forma adjustments includes applicable pro forma adjustments to NAREIT FFO per Supplemental Schedule 1.

ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents our proportionate share of interest expense on non-recourse property debt and interest on the credit facility borrowings and term loan less (i) prepayment penalties, if any, and (ii) the amount of interest income recognized related to our investment in the subordinated tranches in a securitization trust holding primarily AIR property debt.

Adjusted Interest Expense and Preferred Dividends for the quarter ended March 31, 2021, as used in the leverage ratios on Supplemental Schedule 5(a), are calculated as follows (in thousands, unaudited):

Quarter Ended
March 31, 2021
Interest expense per consolidated statement of operations	$37,035
Adjustments:
Adjustments related to interest of consolidated partnerships	(3,914)
Debt prepayment penalties	(1,016)
Interest income on securitization investment and notes receivable from Aimco	(9,300)
Adjusted Interest Expense	$22,805
Preferred Dividends	1,654
Adjusted Interest Expense and Preferred Dividends	$24,459
Annualized Adjusted Interest Expense	$91,220
Annualized Adjusted Interest Expense and Preferred Dividends	$97,836

FIXED CHARGE COVERAGE RATIO: As defined by our credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) our proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization, and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by our Credit Agreement may differ from those used in the calculations of our Leverage Ratios.

PREFERRED DIVIDENDS: Preferred Dividends include dividends paid with respect to AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units and may be found in AIR’s consolidated balance sheets and on Supplemental Schedule 5(b).

OTHER LEVERAGE: Other Leverage includes Preferred OP Units and redeemable noncontrolling interests.

PREFERRED OP UNITS: Preferred OP Units represent the redemption amounts for the AIR OP’s Preferred Partnership Units and may be found in our consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred Equity, to (b) Adjusted EBITDAre.

NET LEVERAGE TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), to (b) Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (NAREIT FFO): NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income computed in accordance with GAAP, excluding: (i) depreciation and amortization related to real estate; (ii) gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; (iii) and income taxes directly associated with a gain or loss on sale of real estate; and including (iv) our share of NAREIT FFO of unconsolidated partnerships and joint ventures. We compute NAREIT FFO for all periods presented in accordance with the guidance set forth by NAREIT.

In addition to NAREIT FFO, we use PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) to measure short-term performance. Pro forma FFO represents NAREIT FFO as defined above, excluding certain amounts that are unique or occur infrequently. Our pro forma adjustments are defined in further detail in the footnotes to Supplemental Schedule 1.

NAREIT FFO and Pro forma FFO are non-GAAP measures that we believe are helpful to investors in understanding our short-term performance because they capture features particular to real estate performance by recognizing that real estate assets generally appreciate over time or maintain residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. NAREIT FFO and Pro forma FFO should not be considered alternatives to net income as determined in accordance with GAAP, as indicators of performance. There can be no assurance that our method of computing NAREIT FFO and Pro forma FFO is comparable with that of other real estate investment trusts.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on our share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by gross proceeds.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, allocated to contribution from real estate operations on Supplemental Schedule 2 generally includes franchise taxes, expenses specifically related to our administration of our real estate partnerships (for example, services such as audit, tax, and legal), ground lease rent expense, and risk management activities related to certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to our consolidated GAAP amounts are provided below.

Due to the diversity of our economic ownership interests in our apartment communities in the periods presented, we evaluate the performance of the apartment communities in our segments using Proportionate Property NOI, which represents our share of the NOI for the apartment communities that we consolidate and manage, but excludes apartment communities that we do not consolidate. Proportionate Property NOI is defined as our share of rental and other property revenue less our share of property operating expenses. In our evaluation of community results, we exclude utility cost reimbursement from rental and other property revenues and reflect such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Quarter Ended
	March 31, 2021
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$176,413	$64,617
Adjustment: Utilities reimbursement [1]	(6,898)	(6,898)
Adjustment: Sold properties and other amounts not allocated [2]	(1,687)	(8,894)
Total (per Supplemental Schedule 2)	167,828	48,825
Proportionate adjustment [3]	(13,120)	(3,661)
Proportionate property net operating income	$154,708	$45,164

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$166,772	$47,758
Proportionate adjustment [3]	(13,124)	(3,650)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$153,648	$44,108
[1]

Approximately two-thirds of our utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on our consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. We also exclude the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2]

Sold properties and other amounts not allocated includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, property management revenues, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.

[3]

Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to our operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate Same Store amounts presented on Supplemental Schedules 6. The California joint venture was formed in the third quarter of 2020. Supplemental Schedule 6 has been presented to show the effects of the closing of the California joint venture as if it had occurred at the beginning of the earliest period presented.

PORTFOLIO QUALITY RATINGS: We measure the quality of apartment communities in our portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, we classify as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of local market average.

REAL ESTATE CLASSIFICATIONS: Our portfolio of apartment communities is diversified by both price point and geography. Our portfolio is classified into two segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by AIR, and (b) had reached a stabilized level of operations.

OTHER REAL ESTATE: Includes communities that do not meet the criteria to be classified as Same Store.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2020 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to our retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2.

TURNOVER and RETENTION: Turnover represents the percentage of residents who have moved out in the trailing twelve months. It is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. For the twelve months ended March 31, 2021, Turnover was 42.3%, 40 basis points higher than the twelve months ended March 31, 2020. Inclusive of intra-community transfers, Turnover was 47.6% for the trailing twelve months ended March 31, 2021.

Retention represents the inverse of Turnover, as defined above.